Exhibit 23.1

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

302 FORT WORTH CLUB BUILDING

306 WEST SEVENTH STREET

FORT WORTH, TEXAS 76102-4987

(817) 336-2461

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Special Report on Form 10-K of PetroShare Corp. for the year ended December 31, 2014.  We hereby further consent to the use of information contained in our reports setting forth the estimates of revenues from PetroShare Corp.'s oil and gas reserves as of January 1, 2015 and to the inclusion of our reports dated March 6, 2015 as an exhibit to the Special Report on Form 10‑K of PetroShare Corp. for the year ended December 31, 2014.

Sincerely,

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

April 17, 2015